Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Registration Statement on Form S-4 of Magellan Petroleum Corporation of our report dated September 30, 2016 related to the financial statements of Tellurian Services LLC as of April 9, 2016, December 31, 2015, and 2014 and for the period from January 1, 2016 to April 9, 2016 and for the years ended December 31, 2015 and 2014, appearing in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.
/s/ DELOITTE & TOUCHE
Houston, Texas
September 30, 2016